Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Odyssey Health, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	Other	20,000,000	$0.0218	$436,000.00	0.0001531	$66.75

Total Offering Amounts:							$436,000.00		66.75
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$66.75

__________________________________________
Offering Note(s)

(1)	Represents 20,000,000 shares of common stock that are issued or issuable pursuant to a purchase agreement with Mast Hill Fund, L.P.

Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, calculated on the basis of the high and low prices per share of the registrant’s common stock as reported by the OTCQB Market on August 1, 2025.

The fee is calculated by multiplying the aggregate offering amount by .0001531, pursuant to Section 6(b) of the Securities Act of 1933.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.